Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED
Redacted portions are indicated by [****]

Redacted portions filed separately with the SEC pursuant
to the confidential treatment request

PROJECT TRANSFER AGREEMENT

THIS PROJECT TRANSFER AGREEMENT (this “Agreement”) is hereby entered into and effective as of May 7, 2010 (the “Effective Date”) by and between IntelGenx Corp., a Canadian corporation, having an address at 6425 Abrams Ville Saint-Laurent, Quebec H4S 1X9 Canada (“IntelGenx”) on the one hand, and Cary Pharmaceuticals Inc., a Delaware corporation with offices located at 9903 Windy Hollow Road, Great Falls, Virginia 22066 (“Cary”) on the other. IntelGenx and Cary are sometimes referred to in this Agreement collectively as the “Parties” and each individually a “Party”.

In consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1
BACKGROUND; DEFINITIONS

1.1 Background.

(a) Reference is made to a certain Joint Venture Agreement between the Parties dated as of November 2, 2007 (the “Joint Venture Agreement”); a certain agreement between the Parties effective as of April 2, 2008 (the “April 2008 Amendment”); a certain agreement between the Parties effective April 3, 2009 (the “April 2009 Amendment”); a certain agreement between the Parties dated August 23, 2007 (the “MOU”); a certain agreement between the Parties dated February 20, 2007 (the “February 2007 LOI”); a certain agreement between the Parties dated September 16, 2006 (the “September 16, 2006 LOI”); a certain agreement between the Parties dated February 1, 2006 (the “February 1, 2006 LOI”); a certain agreement between the Parties dated February, 2006 (the “February 6, 2006 LOI”); and a certain agreement dated November 28, 2005 (the “2005 Agreement”), (collectively, the “Terminated Agreements”) each of which is attached hereto.

(b) The Parties have mutually agreed to terminate the Terminated Agreements on the terms set forth herein, and the Parties hereby agree that, effective upon signing of this Agreement, and the delivery of the documents set forth in Article 3, the Terminated Agreements are terminated and of no further force and effect.

(c) This Agreement sets forth the effect of the termination of the Terminated Agreements, which clauses thereof survive, if any, and certain other agreements between the Parties.

1.2 Defined Terms. As used in this Agreement, the terms below will have the following meanings:

(a) “Affiliate” means any Person which directly or indirectly controls, is controlled by, or under common control with a Party. For purposes of this foregoing definition, the term “control” (including with correlative meaning, the terms “controlling”, “controlled by,” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, or otherwise.

(b) “Applicable Laws” means all applicable laws, rules and regulations that may apply to the development, manufacture, handling, storage, use, marketing or sale of the Product or the performance of either Party’s obligations under this Agreement including laws, rules and regulations governing the import, export, development, marketing, distribution and sale of the Product, to the extent applicable and relevant, and including all current Good Manufacturing Practices or current Good Clinical Practices or similar standards promulgated by the FDA and including U.S. export control laws and the U.S. Foreign Corrupt Practices Act.

(c) “Assumed Liabilities” means (i) all liabilities related to the CPI-300 Project (except to the extent the cost thereof has already been paid by Cary), the NDA and the commercialization of the Product, including as indicated on Exhibit B and (ii) all liabilities relating to the Biovail Litigation, including all expenses relating to the engagement of Knobbe Martens Olsen & Bear, LLP (“Knobbe Martens”) or parties retained by or through Knobbe Martens. Notwithstanding the foregoing, Assumed Liabilities shall not include any amount relating to the CPI-300 Project or the Biovail Litigation if, and only if, Cary has incurred such expense and has not disclosed such expense to IntelGenx by April 30, 2010. Set forth on Exhibit B-1 is a list of all pending third party engagements which either party is aware of relating to CPI-300 or the Biovail Litigation. All liabilities relating to such engagements on Exhibit B-1 are part of the Assumed Liabilities.

(d) “Biovail Litigation” means that lawsuit commenced by Biovail Laboratories International SLR v. Cary Pharmaceuticals Inc as identified in Case Number: 1:2009CV00605 filed, August 13, 2009.

(e) “Confidential Information” means, with respect to a Party, all information of any kind whatsoever (including without limitation, data, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, techniques and all non-public intellectual property, and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports)), which is disclosed by such Party or such Party’s Affiliates to the other Party or its Affiliates and is marked, identified or otherwise acknowledged to be confidential at the time of disclosure to the other Party. Notwithstanding the foregoing, Confidential Information of a Party shall not include information which the other Party can establish by competent evidence (a) to have been publicly known prior to disclosure of such information by the disclosing Party to the other Party, (b) to have become publicly known, without fault on the part of the other Party, subsequent to disclosure of such information by the disclosing Party to the other Party, (c) to have been received by the other Party free of an obligation of confidentiality at any time from a source, other than the disclosing Party, rightfully having possession of and the right to disclose such information free of an obligation of confidentiality, (d) to have been otherwise known by the other Party prior to disclosure of such information by the disclosing Party to the other Party.

(f) “CPI-300 Project” has the meaning set forth on Exhibit A-1.

(g) “Encumbrance” means any charge, lien, pledge, security interest, encumbrance or other restriction whatsoever.

(h) “Intellectual Property Rights” means rights in, under or to intellectual property, including without limitation, know-how, patents and patent applications (including but not limited to continuation applications, provisional applications, inventors’ certificates and any foreign applications) trademarks (including but not limited to applications and renewals), trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, and copyrights (including but not limited to copyrightable works, copyright applications, registrations and renewals) and copies and tangible embodiments of any or more of the foregoing.

(i) “NDA” means the New Drug Application for the Product submitted to the FDA on or about March 31, 2009 and received by the FDA on April 6, 2009, having been assigned NDA #22-497 by the FDA.

(j) “NDA Ownership Transfer Letter” shall have the meaning ascribed thereto in Section 3.1(a)(ii);

(k) “Net Product Sales” means (i) the gross amount of sales royalties received by IntelGenx in connection with sales or license of the Product in the Territory, other than Upfront Payments , less (if payable by IntelGenx): (a) trade and reasonable and customary cash discounts allowed; (b) refunds, rebates, chargebacks, retroactive price adjustments and any other allowances which effectively reduce the net selling price; (c) returns, credits and allowances; and (d) freight, taxes and insurance, (ii) the proceeds of any disposition of all or substantially all of IntelGenx’s interest in the Product; or (iii) the proceeds of any litigation relating to the Product (including both judgments and settlements, but net of reasonable litigation expenses actually paid by IntelGenx). For purposes of clarity, the sale of a portion of the revenue stream (e.g., the sale of a portion of royalties due to IntelGenx as part of a financing transaction) described in (i) by IntelGenx shall be treated as part of Net Product Sales.

(l) “Permitted Encumbrance” means (i) any Encumbrances in respect of taxes not yet due and payable as of the Effective Date and (ii) any Encumbrance arising out of or relating to an agreement to which IntelGenx is a party.

(m) “Product” means tablets that contain 450 mg of bupropion hydrochloride extended release as described in the NDA.

(n) “QuitPak Product” means a pharmaceutical product developed out of the QuitPak Project and comprising bupropion and mecamylamine.

(o) “QuitPak Project” has the meaning set forth in Exhibit A-2.

(p) “Regulatory Approvals” shall mean any approvals, product and/or establishment licenses, registrations or authorizations, including without limitation approvals under NDAs which are necessary for the commercial manufacture, use storage, importation, transport, promotion, pricing, marketing or sale of the Product in the Territory.

(q) “Territory” means worldwide.

(r) “Transferred Assets” means all right, title and interest of Cary in and to the following assets:

(i) the Intellectual Property Rights related to the CPI-300 Project as described in Section 2.5;

(ii) all Regulatory Approvals, including the Product NDA; and

(iii) all original documents and records relating to the Product, the NDA and the Biovail Litigation, including written and electronic correspondence.

(s) “Upfront Payments” means payments received by IntelGenx with respect to the Product which are made in a lump sum (whether based on meeting a milestone or not) prior to the commercial launch of the Product that are not creditable or subject to offset against future royalties on the Product. For purposes of clarity, lump sum payments with respect to the Product which do not qualify as Upfront Payments will be part of Net Product Sales.

1.3 References to Articles, Sections, Exhibits and Schedules. All references in this Agreement to articles, sections (and other subdivisions), exhibits and schedules refer to the corresponding articles, sections (and other subdivisions), exhibits and schedules of, or attached to, this Agreement, unless the context expressly, or by necessary implication otherwise requires.

ARTICLE 2
PROJECT TRANSFER

2.1 General. The Parties have agreed, subject to the terms provided for in this Agreement, to terminate the joint venture provided for in the Terminated Agreements and that the CPI-300 Project will be transferred and assigned to IntelGenx as herein provided.

2.2 Regulatory Approvals. Cary hereby assigns to IntelGenx all rights and interest in the Regulatory Approvals that Cary has or may have had, including the NDA, and IntelGenx will be responsible for the costs associated therewith. Cary and IntelGenx will effectuate such transfer of the Regulatory Approvals in accordance with Applicable Laws, including 21 Code of Federal Regulations § 314.72. IntelGenx will have full and complete authority with respect to the prosecution and/or amendment of the NDA and the commercialization of the Product and/or the technology encompassed in the CPI-300 Project, including the right, in its absolute and sole discretion, to abandon or withdraw the NDA and to discontinue any efforts to commercialize the Product, subject to IntelGenx’s assumption of all liabilities in Section 4.1, 4.2 and 4.3.

2.3 Litigation. Promptly following execution of this Agreement and assignment of the NDA, the Parties shall exercise their best efforts to cooperate in order to substitute IntelGenx for Cary as a party to the Biovail Litigation and to enter into a new engagement letter with Knobbe Martens pursuant to which Cary shall be removed from all obligations with respect to the Biovail Litigation and IntelGenx shall assume all such obligations. In the event such substitution is unsuccessful or, after opposition by Biovail, Knobbe Martens provides an opinion addressed to Cary stating that pursuing such substitution is inadvisable, (i) IntelGenx shall assume all costs and obligations relating to the Biovail Litigation; and (ii) Cary shall provide IntelGenx with full and absolute control of the Biovail Litigation, which rights shall be irrevocable so long as all costs and obligations hereunder are paid in full, and so long as any compromise thereof does not require Cary to undertake any direct obligation or perform any covenant or agreement and shall fully cooperate with IntelGenx (at IntelGenx’s expense, to the extent that Cary’s internal costs are not associated with such cooperation) with respect to the Biovail Litigation.

2.4 Assistance by Parties. The Parties will provide limited and reasonable assistance and cooperation to the other Party, in connection with Cary’s pursuit of the QuitPak Project (wherein IntelGenx will provide assistance) and IntelGenx’s pursuit of the CPI-300 Project (wherein Cary will provide assistance). Notwithstanding the foregoing, the Parties agree:

(a) that such assistance will require limited resources and effort and agree to provide extensive assistance (such as laboratory analysis or arrangement of third party resources) only after coming to a mutually agreeable fee for the extensive assistance.

(b) neither Party shall have any obligation to provide assistance and cooperation in a manner that would conflict with such Party’s other contractual agreements or commitments.

(c) Cary expressly acknowledges that IntelGenx will require Cary to assist in transferring existing knowledge relating to CPI-300 its preparation for the June 10 meeting with the FDA relating to CPI-300.

(d) IntelGenx expressly agrees that Cary shall not have any obligation to participate in any phone call or meeting with the FDA except to the extent necessary in order to transfer the NDA to IntelGenx.

2.5 Intellectual Property. Notwithstanding any provision, term or condition of the Terminated Agreements, Cary and IntelGenx agree as follows:

(a) IntelGenx shall exclusively own all Intellectual Property Rights developed, discovered, invented, authored, owned or controlled by Cary (including any Intellectual Property Rights which Cary may hold by virtue of joint development with IntelGenx and its employees, agents or contractors), or otherwise created by Cary, its employees, agents and consultants under the Terminated Agreements relating to the CPI-300 Project.

(b) Except as set forth in Section 2.5(e) below with respect to the inventions described in U.S. Patent No. 7,674,479 (and U.S. patent application serial nos. 60/833,154 and 11/782,839, and any other patent applications that claim priority thereto including but not limited to WO 2008/038155 and all patent applications related thereto), Cary shall exclusively own all Intellectual Property Rights developed, discovered, invented, authored, owned or controlled by IntelGenx (including any Intellectual Property Rights which IntelGenx may hold by virtue of joint development with Cary and its employees, agents or contractors) that were developed as a result of the QuitPak Project and relate to the QuitPak Product, or otherwise created by IntelGenx, its employees, agents and consultants under the QuitPak Project.

(c) Each party agrees to execute and deliver, or cause its employees or agents to execute and deliver, to the other party such assignments of the Intellectual Property Rights, including, without limitation, oaths, declarations, patents and/or other instruments of conveyance, in recordable form and otherwise satisfactory to the other party, and to perform such other lawful acts as the other party may reasonably request to fully secure to it and/or evidence the rights and interests assigned by this Article 2 and the other provisions of this Agreement.

(d) For the avoidance of doubt, the Parties agree that nothing in the Joint Venture Agreement, in the 2005 Agreement, or in this Agreement conferred or will confer any rights to IntelGenx in U.S. Patent No. 6,197,827 or its foreign equivalents and the QuitPak trademark and/or tradename, which is owned in its entirety by Cary. To the extent IntelGenx has an ownership interest in any part of the invention(s) described in U.S. Patent No. 6,197,827 or its foreign equivalents, IntelGenx hereby assigns its entire right, title and interest in and to said inventions to Cary and agrees to execute and/or provide any documentation necessary to perfect the assignment.

(e) Notwithstanding the foregoing, the Parties also agree that nothing in the Joint Venture Agreement, the February 2007 Agreement, the September 16, 2006 Agreement, the 2005 Agreement, any other Terminated Agreement or this Agreement conferred or will confer any rights to Cary in the inventions disclosed in U.S. non-provisional application nos. 11/782,838 and 11/828,287 (the latter now U.S. Patent No. 7,674,479) and in U.S. provisional application no. 60/833,154, these applications having been listed on Exhibit A to the Joint Venture Agreement, and which are owned in their entirety by IntelGenx. To the extent Cary has an ownership interest in any part of the invention(s) described in U.S. non-provisional application nos. 11/782,838 and 11/828,287, U.S. Patent No. 7,674,479, and U.S. provisional application no. 60/833,154, Cary hereby assigns its entire right, title and interest in and to said inventions to IntelGenx, and in and to all divisional, continuation, reissue, and continuation in-part applications thereof supplementary protection certificates, inventors’ certificates, any corresponding foreign patent applications and/or PCT patent applications, including but not limited to WO 2008/038155 and related application, represented by IntelGenx to disclose, claim or otherwise cover or embrace technology within the scope thereof including reissues, reexamination and extensions which have been or shall be filed and/or granted in the United States and all foreign countries on any of said inventions, subject to the License set forth in Section 5.1.

ARTICLE 3
CLOSING

3.1 Closing Documents. On or before May 17, 2010:

(a) Cary will deliver the following documents and instruments to IntelGenx:

(i) NDA Assignment (demonstrating compliance with 21 C.F.R. § 314.72);

(ii) A letter transferring ownership of the NDA in accordance with 21 C.F.R. § 314.72 (the “NDA Ownership Transfer Letter”);

(iii) Documentation from FDA evidencing the receipt of the NDA Ownership Transfer Letter; and

(iv) All original documents and records relating to the Product, the NDA and the Biovail Litigation which have not been previously provided to IntelGenx or Knobbe Martens.

(b) IntelGenx will deliver to Cary: All data, documentation, original records, materials (including batches of sample QuitPak Products that may have been produced under the 2005 Agreement and the API) relating to the QuitPak Project.

ARTICLE 4
FINANCIAL CONSIDERATION

4.1 Initial Payment. At the time of execution of this Agreement, an escrow account shall be established with Davis, Malm & D’Agostine, PC (the “Escrow Agent”) pursuant to which IntelGenx shall put [*****] into escrow (the “Escrow Amount”) for the benefit of Cary. On the latter of May 10, 2010 or the date that Cary provides documentation to the Escrow Agent, with a copy to IntelGenx, from the FDA acknowledging receipt of the NDA Ownership Transfer Letter, such amount shall be released to Cary (the “Initial Payment”). If release of the Escrow Amount pursuant to this Section 4.1 has not occurred prior to June 15, 2010, the Escrow Amount shall be returned to IntelGenx and this Agreement shall become void.

4.2 Additional Payments. Subject to the conditions specified herein, IntelGenx shall pay Cary:

(a) [****] on the earlier of (i) the date on which the FDA receives from IntelGenx a response to the FDA’s letter dated February 3, 2010 (the “Second Payment”) or (ii) September 30, 2010; provided, however, that if IntelGenx determines, in its sole and absolute discretion to terminate the CPI-300 Project, and has withdrawn the NDA and provides proof of such withdrawal to Cary by such date, then it will have no continuing obligation to make the Second Payment.

(b) [****] within 45 days after both the FDA notifies IntelGenx of NDA approval for the Product, and all other necessary U.S. Regulatory Approvals for the Product have been obtained (the “Third Payment”); provided, however, that if IntelGenx determines, in its sole and absolute discretion, to terminate the CPI-300 Project, and has withdrawn the NDA and provides proof of such withdrawal to Cary by such date, then it will have no continuing obligation to make the Third Payment.

4.3 Assumed Liabilities: IntelGenx expressly agrees to assume and pay fully the Assumed Liabilities, including those identified on Exhibit B.

4.4 Liabilities Not Assumed. It is expressly understood and agreed that, except for the Assumed Liabilities, neither party will assume or has assumed, nor will it be liable for, any liability, debt, obligation, claim against or contract of the other party of any kind or nature whatsoever, at any time existing or asserted, whether or not accrued, fixed, contingent or otherwise, whether known or unknown, and each party agrees to indemnify the other party against all such liabilities not assumed. Without limiting the foregoing, Cary agrees to be responsible for all costs, severance, expenses or other liabilities resulting from the termination of any employees of Cary, and, IntelGenx agrees to be responsible for all costs, severance, expenses or other liabilities resulting from the termination of any employees of IntelGenx.

4.5 Ongoing Payments. Subject to receipt of all Regulatory Approvals necessary to commercialize the Product, and to IntelGenx not abandoning its Product commercialization efforts, ongoing payments will be made to Cary, by IntelGenx or its Affiliate, as follows:

(a) Subject to Section 4.5(b), (c), and (d) below, IntelGenx will pay Cary (i) ten percent (10%) of all Net Product Sales relating to the Product and (ii) three percent (3%) of all Upfront Payments. Such payments to Cary will be made by IntelGenx or its affiliate within 30 days of receipt by IntelGenx.

(b) No payments will be due under this Section 4.5 or otherwise on any Products sold or transferred to customers as samples or for demonstration purposes.

(c) Payments due under this Section 4.5 will continue until the earlier of: (i) all claims in all patents relating to the Product NDA, hereafter owned exclusively by IntelGenx, have expired or been determined to be invalid or (ii) the end of the commercial life of the Product in the Territory. The Parties expressly agree that the commercial life of the Product in the Territory excludes any improvements or amendments to the Product subsequent to the receipt of the NDA, including receipt of any additional Regulatory Approvals.

(d) Once due, IntelGenx shall deduct from and against the Ongoing Payments otherwise due to Cary under this Section 4.5, the sum of $200,000 which represents amounts previously paid by IntelGenx to Cary.

4.6 Records and Audits. Cary shall have the right, at its own expense, to have an independent public accountant, reasonably acceptable to IntelGenx, audit the IntelGenx’s financial books and records of account pertaining to Net Product Sales. All such audits shall be conducted not more than once per year, during normal business hours, and upon reasonable prior notice. Notwithstanding the foregoing, in no event shall Cary have the right to audit any period previously audited or to audit any period ending more than two years prior to the date such audit is commenced. Any amounts determined pursuant to any such audit to have been overpaid or underpaid shall promptly be refunded or paid as applicable. In the event that any such audit reveals an underpayment to Cary of more than five (5%), IntelGenx shall reimburse Cary for the expense of such audit. Notwithstanding the foregoing, in the event that IntelGenx disagrees with the conclusions of any such audit, the Parties shall submit such dispute to arbitration in accordance with Section 11.9 and no payment shall be made under this Section 4 pending the outcome of such arbitration. As a condition to such audit, the independent public accountant selected shall execute a written agreement, reasonably satisfactory in form and substance to both Parties, to maintain in confidence all information obtained during the course of any such audit except for disclosure as necessary for the above purpose and all reasonable documents will be delivered to the auditor under these confidential terms. Additionally no auditor may be employed on a contingency basis.

4.7 Periodic Updates. IntelGenx shall provide Cary with (i) prompt notice of IntelGenx’s response to the FDA’s February 3, 2010 letter and FDA’s notification of NDA approval; and (ii) quarterly financial reports to support payment of the Ongoing Payments identified in Section 4.5, which financial reports shall include a statement showing all Net Product Sales, broken out pursuant to subsections (i), (ii), and (iii) of the definition of Net Product Sales. These periodic financial updates will be provided within 30 days of the end of each quarter. In addition, IntelGenx will provide Cary with copies of press releases identifying material events relating to the CPI-300 project on a quarterly basis so Cary may remain informed of the CPI-300 Project.

4.8 All dollar amounts identified in this Agreement represent US currency.

ARTICLE 5
QUITPAK PROJECT

5.1 License Agreement. IntelGenx grants Cary a perpetual, worldwide, exclusive, royalty free, fully paid up and assignable license for the purposes of the QuitPak Product, with the right to sublicense (with notification to IntelGenx of such sublicense) any Intellectual Property Rights relating to the QuitPak Project (including those rights under U.S. Patent No. 7,674,479, U.S. Patent Application Serial Nos. 60/833,154, 11/782,839, WO 2008/038155 and all divisional, continuation, reissue, and continuation in-part applications thereof, supplementary protection certificates, inventors’ certificates, any corresponding foreign patent applications and/or PCT patent applications which disclose, claim or otherwise cover or embrace technology within the scope thereof including reissues, re-examination and extensions which have been or shall be filed and/or granted in the United States and all foreign countries on any of said inventions), whereby Cary may further develop and improve, use, make, have made, market, distribute or otherwise develop or commercialize, directly or through third parties, Intellectual Property Rights relating to the QuitPak Project. Cary agrees that it shall not exercise any Intellectual Property Rights relating to improvements made pursuant to this license in a manner that would block or prevent IntelGenx from the development of any Intellectual Property Rights referenced in Section 2.5(a) .

5.2 Cary Rights: Notwithstanding Article 2 and Section 5.1 above, Cary will retain all rights relating to U.S. Patent No. 6,197,827 or its foreign equivalents.

5.3 Patent Enforcement. Cary shall have the exclusive right to enforce (at Cary’s sole expense) all Intellectual Property Rights licensed to Cary pursuant to Section 5.1, and IntelGenx shall reasonably cooperate (at Cary’s expense, to the extent that IntelGenx’s internal costs are not associated with such cooperation) with Cary in the enforcement of such rights.

5.4 Covenant Not to Sue. IntelGenx covenants and agrees that it will not sue Cary or any licensee thereof for infringement of U.S. Patent No. 7,674,479, U.S. Patent Application Serial Nos. 60/833,154, 11/782,839, WO 2008/038155 and all divisional, continuation, reissue, and continuation in-part applications thereof, supplementary protection certificates, inventors’ certificates, any corresponding foreign patent applications and/or PCT patent applications or the license granted under Section 5.1 with respect to the QuitPak Product.

ARTICLE 6
EFFECT OF TERMINATION

6.1 Confidentiality. The provisions of Article 8 of the Joint Venture Agreement, attached hereto, shall survive termination and remain in full force and effect; provided, however, that (i) IntelGenx shall have the right to use and, to the extent required by or advisable or reasonably necessary under Applicable Law, to disclose Confidential Information of Cary’s that constitutes Intellectual Property Rights assigned to IntelGenx pursuant to this Agreement in Section 2.5. (a), and (ii) Cary shall have the right to use and, to the extent required by Applicable Law, to disclose Confidential Information of IntelGenx that constitutes Intellectual Property Rights licensed to Cary pursuant to this Agreement in Section 5.1.

6.2 Non-Survival Clauses. Notwithstanding Section 13.4 of the Joint Venture Agreement, Articles 11, 12, 15 and Sections 4.1, 5.5, 7.4, 9.1, 9.2, 13.3 and 13.4 of the Joint Venture Agreement shall not survive termination thereof.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF CARY

Cary hereby represents and warrants to IntelGenx as follows:

7.1 Organization and Standing; Power of Authority. Cary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to make and perform this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. This Agreement has been and all other agreements and instruments to be executed and delivered by Cary in connection herewith will be duly executed and delivered by Cary as applicable. This

Agreement has been duly approved by the sole member of Cary, and constitutes the valid and binding obligation of Cary, enforceable in accordance with its terms.

7.2 Conflicts; Defaults. Neither the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection herewith by Cary, nor the performance by Cary of the transactions contemplated hereby or thereby, will violate, conflict with, or constitute a default under, any of the terms of Cary’s articles of organization or operating agreement or any contract to which Cary is a party or is bound.

7.3 Title to and Condition of Transferred Assets. Subject to any restrictions or Encumbrances arising out of the Biovail Litigation: Cary has good and marketable title to the Transferred Assets free and clear of all Encumbrances, other than Permitted Encumbrances, and IntelGenx will receive good and marketable title to the Transferred Assets to IntelGenx pursuant to this Agreement, free and clear of all Encumbrances, other than Permitted Encumbrances. INTELGENX ACKNOWLEDGES AND AGREES THAT, OTHER THAN CARY’S REPRESENTATIONS SET FORTH IN THIS SECTION 7.3, CARY DOES NOT EXTEND ANY WARRANTY, EXPRESS OR IMPLIED AS TO THE TRANSFERRED ASSETS.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES OF INTELGENX

IntelGenx hereby represents and warrants to Cary as follows:

8.1 Organization and Standing: Power of Authority. IntelGenx is a corporation duly organized, validly existing and in good standing under the laws of Canada, and has full corporate power and authority to operate its business, to own its assets and acquire the Transferred Assets and to make and perform this Agreement and the transactions and other agreements and instruments contemplated by this Agreement. This Agreement has been, and all other agreements and instruments in connection herewith will be, duly executed and delivered by IntelGenx. This Agreement has been duly approved by the directors of IntelGenx, and constitutes the valid and binding obligation of IntelGenx, enforceable in accordance with its terms.

8.2 Conflicts; Defaults. Neither the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection herewith by IntelGenx, nor the performance by IntelGenx of the transactions contemplated hereby or thereby, will violate, conflict with, or constitute a default under, any of the terms of IntelGenx organizational or governing documents or any contract to which IntelGenx is a party or is otherwise subject or bound.

ARTICLE 9
MUTUAL RELEASES AND MUTUAL NONCOMPETE

9.1 Release by Cary. Cary, for itself and its directors, officers, affiliates, shareholders, successors and assigns (hereinafter collectively referred to as to the “Cary Group”) does hereby forever release, remise, acquit and discharge IntelGenx, together with its respective directors, officers, members, shareholders, successors and assigns (collectively, the “IntelGenx Group”) of and from any and all payments, claims, lawsuits, demands, judgments, actions, causes of action, damages, expenses, costs, attorneys’ fees and liabilities of any kind whatsoever, whether known or unknown, vested or contingent, in law, equity or otherwise, which the Cary Group ever had, now has or may in the future claim to have against the IntelGenx Group from the beginning of the world to the date of this Agreement, which may arise from or relate directly or indirectly to (a) any of the Terminated Agreements, and (b) the performance by IntelGenx under any of the Terminated Agreements, or the failure to perform thereunder.

9.2 Release by IntelGenx. The IntelGenx Group does hereby forever release, remise, acquit and discharge the Cary Group of and from any and all payments, claims, lawsuits, demands, judgments, actions, causes of action, damages, expenses, costs, attorneys’ fees and liabilities of any kind whatsoever, whether known or unknown, vested or contingent, in law, equity or otherwise, which the IntelGenx Group (respectively) ever had, now has or may in the future claim to have against the Cary Group from the beginning of the world to the date of this Agreement which may arise from or relate directly or indirectly to (a) any of the Terminated Agreements, and (b) the performance by Cary under the Terminated Agreements, or the failure to perform thereunder.

9.3 No Assignment of Rights. Cary and IntelGenx each hereby represents and warrants to the other that any claim which would have been released hereunder if owned by them (or anyone in its respective Group) on the date hereof has not been transferred, assigned or given away prior to the date hereof to any person, firm or entity which would not be bound thereby.

9.4 Absolute Defense. It is the intention of the Parties that the general releases provided for in this Agreement are and shall be a complete and absolute defense to anything released hereunder. It is understood that the acceptance of this Agreement and payment of consideration herein recited are not an admission or acknowledgment by any party of any liability whatsoever to any other party.

9.5 Full Statement of Purpose. Cary and IntelGenx acknowledge that they have read this Agreement, that there is absolutely no agreement or reservation not clearly expressed herein, that the consideration recited is all that such party is to receive, that this Agreement shall not be subject to any claim of mistake of fact and that this Agreement expresses a full and complete settlement of any liability and, regardless of the adequacy of the amount paid, is intended to avoid litigation and so be final and complete.

9.6 Mutual Non-Compete. Each of Cary and IntelGenx agrees that it shall not develop, market, distribute or commercialize the Product outside of this Agreement and IntelGenx agrees that it shall not develop, market, distribute or commercialize a QuitPak Product outside of this Agreement.

ARTICLE 10
INDEMNIFICATION

10.1 Cary Indemnification. Cary shall indemnify IntelGenx and its officers, directors, employees and Affiliates (collectively, the “IntelGenx Parties”) against any and all losses, liabilities, damages, costs and expenses, including without limitation costs of investigation and reasonable attorneys’ fees and expenses (collectively, “Losses”), sustained by an IntelGenx Party and arising from:

(a) any breach of any representation or warranty made by Cary in this Agreement or any agreement, instrument or document delivered by Cary pursuant to the terms of this Agreement; or

(b) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Cary contained in this Agreement;

except, in each case, to the extent such Losses are caused by IntelGenx’s breach of this Agreement or the willful misconduct or negligence of IntelGenx.

10.2 IntelGenx Indemnification. IntelGenx shall indemnify Cary and its officers, directors, employees and Affiliates (collectively, the “Cary Parties”) against any and all Losses sustained by any Cary Party and arising from:

(a) any breach of any representation or warranty made by IntelGenx in this Agreement or any agreement, instrument or document delivered by IntelGenx pursuant to the terms of this Agreement;

(b) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of IntelGenx contained in this Agreement; or

(c) any death of, or bodily injury to, any person on account of the ingestion or use of any Product to the extent that such death or injury is attributable to or arises out of clinical studies or development work conducted by IntelGenx or its designee(s) or Product manufactured by IntelGenx or at its direction;

except, in each case, to the extent such Losses are caused by Cary’s breach of this Agreement or the willful misconduct or negligence of Cary.

10.3 Indemnification Procedures. Promptly after receipt by a Party of notice of any claim which could give rise to a right to indemnification pursuant to Sections 10.1 or 10.2, such Party (the “Indemnified Party”) shall give the other Party (the “Indemnifying Party”) written notice describing the claims in reasonable detail. The failure of an Indemnified Party to give notice in the manner provided herein shall not relieve the Indemnifying Party of its obligations under this Article 10, except to the extent that such failure to give notice materially prejudices the Indemnifying Party’s ability to defend such claim.

(a) Except as otherwise set forth in this Section 10.3, the Indemnifying Party shall have the right to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Indemnified Party, so long as any compromise does not require the Indemnified Party to undertake any direct obligation or perform any covenant or agreement. If the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly (and in any event not less than ten (10) days after receipt of the Indemnified Party’s original notice) notify the Indemnified Party in writing of its intention to do so.

(b) The Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in the compromise or defense against any such asserted liability and shall make available to the Indemnifying Party copies of any books, records or other documents within its control that are reasonably necessary for such defense. To the extent desirable and appropriate in connection with the defense of any liability described in this Section 10.3, the Parties shall enter into a joint defense and privilege agreement in customary form.

(c) All reasonable costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party.

(d) If the Indemnifying Party fails to compromise or defend the asserted liability or fails to notify the Indemnified Party of its election to compromise or defend as herein provided, then the Indemnified Party shall have the right, at its option, to pay, compromise or defend such asserted liability by its own counsel and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnifying Party hereunder.

(e) Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld and that such settlement or compromise does not obligate Indemnified Party undertake any obligation or perform any covenant or agreement.

(f) If the Indemnifying Party controls the defense of an asserted liability, the Indemnified Party shall have the right, at its own expense, to participate in (but not control) such defense.

(g) Notwithstanding anything to the contrary in this Section 10.3, the Party conducting the defense of a claim shall keep the other Party informed on a reasonable and timely basis as to the status of the defense of such claim.

10.4 Indemnification Payment. With respect to all claims relating to the CPI-300 Project (including claims relating to patent infringement, such as litigation under 21 U.S.C. 505(j)(5)(B)(iv) or relating to the Biovail Litigation), IntelGenx shall directly defend, compromise and settle such claims pursuant to the above provisions and shall pay any liabilities or expenses relating to such claims as they occur, provided that to the extent it is later determined that Cary is not entitled to indemnification with respect to any costs incurred, Cary shall reimburse such costs. With respect to all other claims, upon the determination of liability after pursuit of compromise or defense of any amount to be indemnified under this Article 10, the appropriate Party shall pay to the other, or to the person to which such amount is owed as the case may be, within ten (10) business days after the determination of such amount, the amount of any claim for indemnification made hereunder.

ARTICLE 11
MISCELLANEOUS

11.1 Termination. This Agreement may be terminated only by mutual written consent of the Parties.

11.2 Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by either Party without the prior written consent of the other Party. No permitted assignment of this Agreement by a Party will relieve the Party of any of its obligations under this Agreement. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and no other person will have any right or obligation under this Agreement.

11.3 Notices. Unless otherwise provided in this Agreement, any notice, request, instruction or other document to be given hereunder by either Party to the other will be in writing and delivered personally or mailed by certified mail, postage prepaid, return receipt requested, or by facsimile, with a confirmation via one of the preceding methods, as follows:

To IntelGenx:

IntelGenx Corp.
6425 Abrams
Ville Saint-Laurent
Quebec H4S 1X9 Canada
Facsimile: (514) 331-0436

to Cary:

Cary Pharmaceuticals Inc.
9903 Windy Hollow Road
Great Falls, Virginia 22066
Attention: Douglas Cary
Facsimile: (703) 759-7460

and be effective (a) if given by hand delivery, when left at the address of the addressee as above provided, (b) if given by mail, on the third business day after such communication is deposited in the mail, addressed as above provided and (c) if given by telecopy, when faxed to the number above provided, except that notices of a change of address will not be effective until received; or to such other place and with such other copies as either Party may designate as to itself by written notice to the other Party.

11.4 Governing Law. This Agreement will be governed by, and interpreted and enforced in accordance with, the internal laws of the State of New York, without reference to the principles of conflicts of law.

11.5 Entire Agreement; Amendments and Waivers. This Agreement, together with its attachments and exhibits, constitute the entire agreement between the Parties pertaining to the subject matter hereof, including the CPI-300 Project and the QuitPak Project, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties including but not limited to the Terminated Agreements. No supplement, modification or waiver of this Agreement will be binding unless executed in writing by the Party to be bound thereby. No waiver of any provision of this Agreement will be deemed or will constitute a waiver of any other provision of this Agreement (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided in such writing.

11.6 Counterparts; Facsimile and PDF Signature. This Agreement may be executed in any number of counterparts of the signature page, each of which will be considered an original and all of which when taken together will constitute one and the same instrument. Any Party may execute this Agreement by facsimile or pdf signature and the other Party will be entitled to rely upon such facsimile or pdf signature as conclusive evidence that this Agreement has been duly executed by such Party.

11.7 Expenses. Except as otherwise specified in this Agreement, each Party will pay its own legal, accounting and other expenses incident to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

11.8 Nondisparagement; Publicity. IntelGenx may issue a press release regarding the transaction contemplated by this Agreement after providing a copy of the press release at least two (2) days in advance to Cary for prior approval, which shall not be unreasonably withheld. To expedite this process, IntelGenx will provide Cary with a draft press release prior to the signing of this Agreement. Notwithstanding the foregoing, for at least three years following the effective date of this Agreement, neither Party shall make any disparaging statement in public, including in any press release or public statement, about the other Party. This nondisparagement clause does not give Cary approval rights over any future press releases.

11.9 Dispute Resolution. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be determined and settled by arbitration in Washington D.C., pursuant to the rules of the American Arbitration Association. Any award rendered shall be final and conclusive upon the Parties and a judgment thereon may be entered in a court having competent jurisdiction. The arbitrator shall be authorized to award costs and expenses as part of any decision, including attorney’s fees incurred in any dispute which is determined by arbitration pursuant to this Section. Except where clearly prevented by the area in dispute, both Parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved. Arbitration shall not prevent any Party from seeking injunctive relief where such remedy is an appropriate form of remedy under the circumstances. Any dispute, controversy or claim relating to: (i) the scope, validity, enforceability or infringement of any patent rights covering the manufacture, use or sale of any Product; (ii) the scope, validity, enforceability or infringement of any trademark rights relating to any Product; or (iii) any Party’s potential breach of its confidentiality obligations under this Agreement shall be submitted to a court of competent jurisdiction in the territory in which such patent or trademark rights were granted or arose.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

INTELGENX CORP.

By: /s/ Paul A. Simmons
     Name: Paul A. Simmons
     Title: CFO

CARY PHARMACEUTICALS INC.

By: /s/ Douglas D. Cary
     Name: Douglas D. Cary
     Title: President and CEO

EXHIBIT A

Exhibit A-1	CPI-300 Project Definition

CPI-300 means the pharmaceutical product consisting of enterically coated tablets, each tablet containing 450 mg of bupropion hydrochloride, such pharmaceutical product being further defined in NDA 22-497

Exhibit A-2	QuitPak Project Definition

The QuitPak Project means the project to develop a pharmaceutical product comprising bupropion and mecamylamine, and as further described in the development agreement dated November 28, 2005 between Cary Pharmaceuticals Inc. and IntelGenx Corp.

EXHIBIT B

Line	Budget	Activity	Supplier	Amount
Item	Description
[****]	[****]	[****]	[****]	[****]

EXHIBIT B-1
Engagements

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